UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2009

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

724 E. Metler Lane Spokane, WA	99218
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)

Effective as of December 16, 2009, the Board of Directors accepted the resignation of John P. Ryan as the President of the Company.  Mr. Ryan will continue in his duties as CEO and a director of the Company.

Effective as of December 16, 2009, the Board of Directors accepted the resignation of Terrance J. Dunne as the Secretary/Treasurer of the Company.

(c)

Effective as of December 16, 2009, the Board of Directors appointed Matt J. Colbert as the new Secretary/Treasurer of the Company.  Mr. Colbert is currently the Chief Financial Officer of Gold Crest Mines Inc.

Effective as of December 16, 2009, the Board of Directors appointed Terrance J. Dunne as the new President of the Company and Chairman of the Board of Directors. Mr. Dunne has served as a Director and the Company’s Secretary/Treasurer since 2006.

Mr. Dunne is a business consultant, primarily focused on business acquisitions and corporate reorganizations.  For more than the past seven years Mr. Dunne has operated Terrence J. Dunne & Associates, a sole proprietorship which provides bookkeeping, income tax return preparation and business consulting services for small businesses.   Mr. Dunne received a degree in Business Administration from Gonzaga University in 1970. He received his Masters Degree in Business Administration in 1975 from Gonzaga University. In addition, he received a Masters Degree in Taxation from Gonzaga University in 1984. Mr. Dunne is a former adjunct professor in the School of Business Administration of Gonzaga University, teaching courses in corporate mergers, acquisitions and reorganizations.

Mr. Dunne currently serves as a director of Rock Energy Resources, Inc., which trades on the OTCBB.PK.  Mr. Dunne is currently serving as a director for Superior Silver Mines, Inc., which trades on the OTCBB and he also serves as President and Director of Silver Butte Co. which trades on the OTCBB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Matt J. Colbert

Chief Financial Officer

Date: December 17, 2009

2